KRONOS WORLDWIDE REPORTS SECOND QUARTER RESULTS

DALLAS, TEXAS…August 3, 2010… Kronos Worldwide, Inc. (NYSE:KRO) today reported net income for the second quarter of 2010 of $19.3 million, or $.39 per diluted share, compared with a net loss of $21.8 million, or $.45 per diluted share, in the second quarter of 2009.  For the first six months of 2010, Kronos Worldwide reported net income of $62.1 million, or $1.27 per diluted share, compared with a net loss of $48.4 million, or $.99 per diluted share.  Comparability of the Company’s results was impacted by higher income from operations in 2010 periods due principally from higher sales and production volumes, as well as a $35.2 million non-cash deferred income tax benefit recognized in the first quarter of 2010, in each case as discussed further below.

Net sales of $380.1 million in the second quarter of 2010 were $98.1 million, or 35%, higher than the second quarter of 2009.   Net sales of $699.8 million for the first six months of 2010 were $169.7 million, or 32%, higher than the first six months of 2009.  Net sales increased in the second quarter and first six months of 2010 due primarily to higher sales volumes and higher average TiO2 selling prices.   TiO2 sales volumes for the second quarter of 2010 increased 30% to 148,000 metric tons, and increased 28% in the six-month period to 270,000 metric tons.   Kronos’ sales volumes in the second quarter and first six months of 2010 are both new records for Kronos for their respective periods.  The increase in sales volume for the second quarter and first six months is a result of increased demand in all markets.  The Company’s average TiO2selling prices increased 6% in the second quarter of 2010, and increased 3% in the first six months of the year, and the Company’s average TiO2selling prices at the end of the second quarter of 2010 were 4% higher than at the end of the first quarter of the year, continuing the improvement in selling prices that began in the second half of 2009.  Fluctuations in currency exchange rates also impacted net sales, decreasing net sales by approximately $6 million for the second quarter and increasing net sales approximately $4 million for the first six months of 2010. The table at the end of this press release shows how each of these items impacted net sales.

The Company’s TiO2 segment profit (see description of non-GAAP information below) for the second quarter of 2010 was $41.1 million compared with a segment loss of $19.5 million in the second quarter of 2009.  For the year-to-date period the Company’s segment profit was $64.3 million compared with a segment loss of $44.4 million for the first six months of 2009.  Segment profit in both 2010 periods increased due to higher sales volumes, higher TiO2 selling prices and lower manufacturing costs per ton resulting from higher production volumes.  These increases were partially offset by the unfavorable effects of fluctuations in currency exchange rates which decreased segment profit by approximately $12 million and $20 million in the second quarter and the year-to-date period, respectively.  The Company’s TiO2 production volumes were 54% higher in the second quarter of 2010 as compared to the second quarter of 2009, and were 71% higher in the year-to-date period.  The Company’s operating rates were at approximately 58% of capacity for the first half of 2009 as compared to operating rates at near full capacity for the first half of 2010.  Temporary plant curtailments in the first half of 2009 resulted in approximately $80 million of unabsorbed fixed production costs which were charged directly to cost of sales.

Steven L. Watson, Vice Chairman and Chief Executive Officer, said, “Our plants have been operating at or near production capacity in 2010, and demand has remained strong across all markets.  We generated significantly increased profitability in the first six months of 2010 due to our higher sales and production volumes and higher average TiO2 selling prices.  We believe demand will continue to remain strong in all key market segments during the remainder of 2010.  As a result of such strong demand, we believe we will continue to report improved operating and financial performance for the remainder of 2010, and therefore achieve a more acceptable rate of return on invested capital, from continued higher sales and production volumes and higher average selling prices.”

The Company’s income tax benefit in 2010 includes a $35.2 million ($.72 per diluted share) non-cash deferred income tax benefit in the first quarter related to a European Court ruling that resulted in the favorable resolution of certain income tax issues in Germany and an increase in the amount of our German corporate and trade tax net operating loss carryforwards.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  The factors that could cause actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products
•	The extent of the dependence of certain of our businesses on certain market sectors
•	The cyclicality of our businesses
•
Customer inventory levels (such as the extent to which our customers may, from time to time, accelerate purchases of TiO2 in advance of anticipated price increases or defer purchases of TiO2 in advance of anticipated price decreases)

•	Changes in raw material and other operating costs (such as energy costs)
•	General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for TiO2)
•	Competitive products and substitute products
•	Customer and competitor strategies
•	Potential consolidation or solvency of our competitors
•	The impact of pricing and production decisions
•	Competitive technology positions
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts
•	The introduction of trade barriers
•	Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar)
•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime and transportation interruptions)
•	The timing and amounts of insurance recoveries
•	Our ability to renew or refinance credit facilities
•	Our ability to maintain sufficient liquidity
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters
•	Our ability to utilize income tax attributes, the benefits of which have been recognized under the more-likely-than-not recognition criteria
•	Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities)
•	Government laws and regulations and possible changes therein
•	The ultimate resolution of pending litigation
•	Possible future litigation

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.  The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results of operations as determined by accounting principles generally accepted in the United States of America (“GAAP”), the Company has disclosed certain non-GAAP information, which the Company believes provides useful information to investors:

•
The Company discloses segment profit (loss), which is used by the Company’s management to assess the performance of the Company’s TiO2 operations.  The Company believes disclosure of segment profit (loss) provides useful information to investors because it allows investors to analyze the performance of the Company’s TiO2 operations in the same way that the Company’s management assesses performance.  The Company defines segment profit (loss) as income (loss) before income taxes, interest expense and certain general corporate items.  Corporate items excluded from the determination of segment profit (loss) include corporate expense and interest income not attributable to the Company’s TiO2 operations.

Kronos Worldwide, Inc. is a major international producer of titanium dioxide products.

KRONOS WORLDWIDE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In millions, except per share and metric ton data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2010	2009	2010

Net sales	$282.0	$380.1	$530.1	$699.8
Cost of sales	267.9	294.9	511.8	554.1

Gross margin	14.1	85.2	18.3	145.7

Selling, general and administrative expense	34.7	41.3	69.0	81.4
Other operating income (expense):
Currency transactions, net	1.2	(3.1)	6.5	(.5)
Other income (expense), net	(.2)	.3	(.3)	.5
Corporate expense	(2.3)	(2.3)	(3.7)	(3.8)

Income (loss) from operations	(21.9)	38.8	(48.2)	60.5

Other income (expense):
Trade interest income	.1	-	.1	-
Interest expense	(10.3)	(9.7)	(20.0)	(20.1)

Income (loss) before income taxes	(32.1)	29.1	(68.1)	40.4

Income tax expense (benefit)	(10.3)	9.8	(19.7)	(21.7)

Net income (loss)	$(21.8)	$19.3	$(48.4)	$62.1

Net income (loss) per basic and diluted share	$(.45)	$.39	$(.99)	$1.27

Basic and diluted weighted-average shares used in the calculation of net income per share	49.0	49.0	49.0	49.0

TiO2 data – metric tons in thousands:
Sales volumes	114	148	211	270
Production volumes	87	134	151	258

KRONOS WORLDWIDE, INC.
RECONCILIATION OF SEGMENT PROFIT TO
INCOME FROM OPERATIONS
 (In millions)
 (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2010	2009	2010

Segment profit (loss)	$(19.5)	$41.1	$(44.4)	$64.3
Adjustments:
Trade interest income	(.1)	-	(.1)	-
Corporate expense	(2.3)	(2.3)	(3.7)	(3.8)

Income (loss) from operations	$(21.9)	$38.8	$(48.2)	$60.5

IMPACT OF PERCENTAGE CHANGE IN SALES
 (Unaudited)

	Three months ended June 30, 2010 vs. 2009	Six months ended June 30, 2010 vs. 2009
Percent change in sales:
TiO2 product pricing	6%	3%
TiO2 sales volume	30%	28%
TiO2 product mix	1%	-%
Changes in currency exchange rates	(2)%	1%

Total	35%	32%